US Executive Retention Letter

Exhibit 10.1

February 6, 2017

«Last_Name», «First_Name»
c/o Fluidigm Corporation
Section 16 Executive

Dear «First_Name»,
We are pleased to offer you a retention incentive to continue your employment with Fluidigm Corporation (the “Company”) and to promote the long-term success of the Company’s business operations. We are offering you this retention incentive because we recognize your importance to the success of our business and to re-enforce that you have the potential to make a significant impact on our future growth.

If you remain continuously employed with the Company or any subsidiary through January 1, 2019 (the “Retention Date”), then the Company will pay you a lump sum cash amount equal to $«Total_Cash», less applicable withholdings (the “Retention Cash Bonus”). The Retention Cash Bonus is separate and in addition to your regular salary and incentive compensation that you already receive. To the extent earned, the Retention Cash Bonus will be paid on the next Company payroll date following the Retention Date.

In addition to the Retention Cash Bonus, I will recommend to the Board of Directors of the Company that you receive a grant of options to purchase «Total_SO» shares of Fluidigm Corporation’s Common Stock (“Options”) and «Total_RSUs» Restricted Stock Units (“RSUs” and, together with the Options, the “Retention Equity Bonus”). Your Retention Equity Bonus grant will be subject to approval of the Board of Directors or its committee, and is subject to the terms of the Company’s 2011 Equity Incentive Plan and related policies and equity grant agreements governing grants of equity incentive awards, including any terms with respect to vesting, cancellation, forfeiture, or termination.

Except as described below, if you resign or if your employment terminates for any reason, with or without cause, prior to the Retention Date, you will not be eligible for the Retention Cash Bonus, as the expressed purpose is to incentivize you to continue services through the Retention Date.

The Company understands that a potential business combination can create unease with respect to your employment. To protect you from this unease, we are offering you with financial protection with respect to the Retention Cash Bonus only in the event of a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan). In the event of the closing of a Change in Control (the “Closing”) before the Retention Date, subject to your continued employment with the Company or the applicable subsidiary through the Closing, and if prior to the Retention Date, the Company (or any parent or subsidiary or successor of the Company or the applicable subsidiary) terminates your employment without Cause (as defined below), then payment of the Retention Cash Bonus will be 100% accelerated and paid on the next payroll date following the termination.

US Executive Retention Letter

For the purposes of the Cash Retention Bonus, “Cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct in connection with the performance of your duties of the Company or the applicable subsidiary (or any parent or subsidiary or successor of the Company or the applicable subsidiary), (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom your owe an obligation of nondisclosure as a result of your relationship with the Company or the applicable subsidiary (or any parent or subsidiary or successor of the Company or the applicable subsidiary); (v) your willful breach of any obligations under any written agreement or covenant with the Company or the applicable subsidiary (or any parent or subsidiary or successor of the Company or the applicable subsidiary); or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company (or the applicable subsidiary (or any parent or subsidiary or successor of the Company or the applicable subsidiary)) which specifically sets forth the factual basis for the applicable entity’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the applicable entity’s satisfaction within 10 business days after receiving such notice.

It is intended that all payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding the foregoing, no guarantee is given regarding the tax treatment of amounts payable or benefits due hereunder. Except for required reporting and withholding, you will be responsible for all taxes due in connection with the amounts payable and benefits due hereunder.

Please note that nothing in this letter shall be construed as a guarantee of a right to employment, and your employment will continue to be “at will”, as described in your original offer letter. Except as otherwise provided herein or previously amended, your original offer letter shall remain in full force and effect. If the terms of this letter contradict the terms of your offer letter, the terms of this letter will control. This letter represents the entire agreement between you and the Company related to the subject matter herein and supersedes all prior or contemporaneous agreements related to retention bonuses whether written or oral. This letter may be amended only by a written agreement signed by you and an authorized officer of the Company (or any successor of the Company or the applicable subsidiary). The letter will be governed by the internal substantive laws, but not the choice of law rules, of California.

US Executive Retention Letter

Please sign and date stating your acknowledgment of this letter and return an executed copy to [__________].

Sincerely,

Chris Linthwaite, CEO

ACKNOWLEDGED AND AGREED:

Employee Signature:

«First_Name» «Last_Name»
Name (printed):

Date

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